Exhibit (h)(7)

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

GUINNESS ATKINSON FUNDS

AGREEMENT, dated as of December 1, 2023, by and between GUINNESS ATKINSON FUNDS (the “Trust”), on behalf of its series as listed on Schedule A to this Agreement (each, an “ETF”), and GUINNESS ATKINSON ASSET MANAGEMENT, INC. (the “Adviser”).

W I T N E S S E T H

WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, the Adviser is an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

WHEREAS, the Adviser provides investment advisory services to the ETFs pursuant to an investment advisory agreement;

NOW, THEREFORE, the parties agree as follows:

1.	The Adviser agrees to waive or reimburse ordinary fund operating expenses so as to limit each ETF’s ordinary fund operating expenses as shown on Schedule A. For avoidance of doubt, “ordinary fund operating expenses” means total annual fund operating expenses excluding: interest, taxes, acquired fund fees and expenses (as defined in Form N-1A), fees and expenses related to services for reclamation or collection of foreign taxes withheld, dividends on short positions (if any), investment-related costs (such as brokerage commissions and fees paid in connection with a securities lending program), and extraordinary expenses (including litigation expenses relating to the ETFs, or officers or Trustees and extraordinary expenses of the Independent Trustees, including expenses of independent legal counsel thereto).

2.	This Agreement shall be effective for the period shown on Schedule A and shall continue in effect from year to year thereafter upon mutual agreement of the Trust and the Adviser.

3.	This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement between the Adviser and the Trust with respect to an ETF, and with respect to each ETF, the de-listing of an ETF from any exchange for more than sixty (60) days.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

GUINNESS ATKINSON FUNDS		GUINNESS ATKINSON ASSET MANAGEMENT, INC.

By:	/s/ James Atkinson	By:	/s/ James Atkinson

Title:	President	Title:	CEO

Amended and Restated Schedule A to the

Expense Limitation Agreement between

Guinness Atkinson Funds and Guinness Atkinson Asset Management, Inc.

May 3, 2024

Fund	Annual Expense Limitation	Expiration Date (3- Years)
SmartETFs Asia Pacific Dividend Builder ETF	0.78%	June 30, 2027
SmartETFs Dividend Builder ETF	0.65%	June 30, 2027
SmartETFs Advertising & Marketing Technology ETF	0.68%	June 30, 2027
SmartETFs Sustainable Energy II ETF	0.79%	June 30, 2027

GUINNESS ATKINSON FUNDS	GUINNESS ATKINSON ASSET MANAGEMENT, INC.

By:	By:

Title:	Title: